Exhibit 99.1

For Immediate Release

Hasbro Appoints CEO Brian Goldner as Chairman of the Board

Basil Anderson Named to Newly Created Role of Lead Independent Director

Pawtucket, R.I., February 5, 2015 -- Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has appointed current President and Chief Executive Officer, Brian Goldner, as Chairman of the Board.  The appointment is effective as of the Annual Shareholder Meeting on May 21, 2015 when current Chairman, Al Verrecchia, retires.  After fifty years of service at Hasbro, Mr. Verrecchia is retiring from Hasbro's Board of Directors at the target retirement age of 72.

"Since joining Hasbro in 2000 and becoming CEO in 2008, Brian has exhibited tremendous leadership and vision in setting a path for Hasbro," said Alfred J. Verrecchia, Hasbro's Chairman of the Board.  "Through his unique ability to understand the consumer and the evolution of our industry, Brian established and is executing a strategy that is delivering strong results and differentiating Hasbro in a very competitive global marketplace.  I am confident that the leadership of the Company and on the Board will successfully guide Hasbro for years to come."

"I am truly honored to be appointed Chairman of Hasbro and to have the opportunity to further lead the evolution of this tremendous company," said Brian Goldner, Hasbro's President and Chief Executive Officer. "The strength of our brands and the quality of our people around the world is undeniable and there remains enormous potential in both.  I am confident that together with the leadership of the Board and our global Hasbro teams we will continue creating the world's best play experiences and drive enhanced total returns for our shareholders."

Due primarily to the attainment of retirement age, four additional Hasbro board members will retire and not stand for election at the May Annual Meeting of Shareholders.  These include Frank J. Biondi, Jr., John (Jack) M. Connors, Jr., Michael W.O. Garrett and Jack M. Greenberg.

"Each of the retiring board members has provided essential guidance and leadership to Hasbro.  We are grateful for their contributions to Hasbro's success," added Goldner.  "I want to particularly thank Al for his exemplary service to Hasbro through both his time on the Board and his leadership over his long and distinguished career at Hasbro."

The Board named Basil Anderson to the newly created role of Lead Independent Director, effective May 21, 2015.  The role of Lead Independent Director will replace the Company's current role of Presiding Director effective as of the 2015 Annual Meeting and will have enhanced duties and responsibilities.

Mr. Anderson has served on Hasbro's Board of Directors since 2002 and is currently Chair of Hasbro's Nominating, Governance and Social Responsibility Committee.  Mr. Anderson has more than 30 years of business experience including as an operating executive, chief financial officer and as a board member of major multinational public companies, including Becton, Dickinson and Company, Moody's Corporation and Staples, Inc.

"Through the differentiated strategy he has set for Hasbro and the progressive organization he is building, Brian has proven himself as a strong leader and creative visionary and the right individual to serve as Hasbro's Chairman of the Board," said Mr. Anderson.  "We have also appointed several highly qualified individuals to the Board of Directors over the past year to serve with our existing talented Board.  Each of these individuals brings diverse and relevant expertise to Hasbro.  As a Board, we strive to achieve best in class governance practices, including establishing a Lead Independent Director role to ensure independent decision making and functioning of the Board."

Further details on the Lead Independent Director duties may be found in the company's current report on Form 8-K filed today. The duties of this role are consistent with what the Board believes are best practices in corporate governance.

About Hasbro
Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and a comprehensive lifestyle licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. The Company's Hasbro Studios creates entertainment brand-driven storytelling across mediums, including television, film and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families every year. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews).

© 2015 Hasbro, Inc. All Rights Reserved.

HAS-IR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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